Exhibit 2

STOCK EXCHANGE AGREEMENT

This Stock Exchange Agreement (this “Agreement”) is entered into as of the 18th day of September, 2003, by and between Phil Roman (“Roman”), an individual, IDT Media, Inc., a Delaware corporation (“IDT Media”), IDT Corporation, a Delaware corporation (“IDT”) and, solely for the purpose of Section 2.4, Film Roman, Inc., a Delaware corporation (the “Company”).

WHEREAS, Roman owns 3,028,650 shares of common stock, par value $0.01 per share, of the Company (the “Transferred Shares”); and

WHEREAS, IDT Media wishes to exchange the Transferred Shares for 51,160 shares of IDT Class B Common Stock, par value $0.01 per share (the “IDT Shares”), on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, Roman owns certain options to purchase shares of common stock, par value $0.01 per share, of the Company, including those listed on Schedule 1 hereto (all options owned by Roman, the “Options”); and

WHEREAS, the Company and Roman wish to cancel the Options on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

Definitions

1.1    General Defined Terms.    As used herein, the following terms shall each have the meaning indicated:

“Business Day” means any day other than a Saturday, Sunday or statutory holiday in the State of New York.

“Encumbrances” means mortgages, charges, pledges, security interests, liens, encumbrances, actions, claims, demands, and equities of any nature whatsoever and howsoever arising and any rights or privileges capable of becoming any of the foregoing.

“Governmental Authority” means any agency, department, court or any other administrative, legislative or regulatory authority of any foreign, federal, state or local governmental body.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

ARTICLE II

Exchange; Registration; Option Cancellation; Deliveries

2.1    Exchange of Transferred Shares.    On and subject to the terms and conditions of this Agreement, IDT Media and Roman shall exchange the Transferred Shares for the IDT Shares. Roman shall transfer, convey, and deliver to IDT Media the Transferred Shares free and clear of all Encumbrances, as provided in Section 2.5 hereof. IDT Media shall deliver the IDT Shares to Roman, free and clear of all Encumbrances, as provided in Section 2.5 hereof.

2.2    Closing.    Subject to Section 8.1, the closing (the “Closing”) of the exchange of the Transferred Shares hereunder shall take place no later than seven (7) Business Days following the approval of the issuance of the IDT Shares by the Board of Directors of IDT, or at such earlier time as the parties may mutually agree (such date, the “Closing Date”). Notwithstanding the foregoing, if, on the Closing Date, any condition specified in Section 2.5 with respect to the Closing has not been satisfied (and shall not be satisfied by the delivery of documents or tender of the Transferred Shares or IDT Shares at such Closing) or waived by IDT Media or Roman, as the case may be, then, subject to Section 8.1, the date for the Closing shall be extended to any date specified by IDT Media to Roman, or by Roman to IDT Media, with not less than five (5) Business Days’ prior written notice (subject to IDT Media’s and Roman’s respective conditions to the Closing being satisfied or waived on such specified date).

2.3    Registration.

(a)    IDT shall prepare and file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”) covering the resale of the IDT Shares by Roman and shall use its best efforts to cause such registration statement to become effective on or before November 30, 2003, and remain effective as provided in Section 2.3(e); provided, that Roman shall not be entitled to have the IDT Shares held by it covered by such registration statement unless such Roman has provided IDT with the information required under Section 2.3(i) hereof.

(b)    IDT shall furnish to Roman, promptly after such registration statement is filed with the SEC, such numbers of copies of the registration statement and any amendment or post-effective amendment thereto (in each case including all exhibits and the prospectus) and any other prospectus filed under Rule 424 under the Securities Act as Roman may reasonably request.

(c)    Subject to Section 2.3(d) below, IDT shall prepare and file such amendments (including post-effective amendments) and supplements to any registration statement filed under this Section 2.3 and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such registration statement, or to name the Roman as a selling stockholder, until all of such securities have been disposed of by Roman.

(d)    Notwithstanding anything to the contrary herein, any registration effected pursuant to this Section 2.3 shall not be required to be effective on and after the first date on which Roman can publicly sell all of the IDT Shares pursuant to any provision of Rule 144 under the Securities Act. In such event, IDT covenants that it will, so long as Roman holds IDT Shares, file in a timely manner and make and keep available all reports and other documents required by the Securities Exchange Act of 1934, as amended.

(e)    If IDT determines in good faith that (i) sales of securities pursuant to any registration statement would have an adverse effect on IDT or its stockholders in relation to any financing or any material acquisition or other material corporate transaction or (ii) sales of securities pursuant to the registration statement would require disclosure of information IDT reasonably believes should remain confidential at such time for a valid business purpose, in each case as evidenced by a certificate signed by IDT’s Chief Executive Officer, IDT shall be entitled to suspend all sales under the registration statement and prospectuses related thereto for a reasonable period of time but not to exceed 90 days (a “Blackout Period”) after the date of the delivery of such certificate suspending sales; provided, that IDT’s exercise of its rights under this Section 2.3(f) shall not result in Blackout Periods for more than 180 days in any 365 day period and (ii) shall not result in Blackout Periods that are separated by less than 30 days. IDT shall promptly notify Roman of the expiration or earlier termination of any Blackout Period. Roman acknowledges the foregoing and agrees to abide by any such suspension of sales by IDT.

(f)    IDT shall promptly notify Roman in the manner prescribed in Section 7.7 of the happening of any event, of which IDT has knowledge, as a result of which the prospectus included in a registration statement effected pursuant to this Section 2.3, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall promptly prepare a supplement or amendment to such registration statement to correct such untrue statement or omission, and deliver such number of copies of such supplement or amendment to Roman as Roman may reasonably require.

(g)    IDT shall cause the listing and continuation of listing of the IDT Shares on the New York Stock Exchange or, if the IDT Class B common stock is not listed on the New York State Exchange, such other principal exchange or automated quotation system on which the IDT Class B common stock trades.

(h)    Upon the request of Roman, IDT shall enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to facilitate the disposition of such IDT Shares.

(i)    Roman shall furnish IDT, at least 10 days prior to the filing of the registration statement, the information required in the Questionnaire attached as Annex A hereto, and shall update such information from time to time thereafter, and all other information as is reasonably required by IDT to effect the registration of the resale of the IDT Shares held by such Roman, all of which information shall be true, accurate, complete and not materially misleading.

(j)    All expenses incurred in connection with registrations, filings, qualifications and other obligations of IDT pursuant to this Section 2.3 (excluding any underwriters’ and brokers’ discounts and commissions) shall be borne by IDT.

2.4    Option Cancellation.    At the Closing, the Company and Roman shall enter into an Option Cancellation Agreement in the form attached as Annex B hereto (the “Option Cancellation Agreement”) pursuant to which all Roman’s Options shall be cancelled on the terms and conditions set forth therein.

2.5    The Parties’ Deliveries.

(a)    The obligation of IDT Media to perform its obligations under this Agreement shall be subject to the satisfaction of, or waiver by IDT Media of, the following conditions precedent on or before the Closing; provided, that the waiver by IDT Media of any condition set forth in this Section 2.5(a) shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant or of any misrepresentation by Roman, except to the extent expressly so waived:

(i)    The representations and warranties of Roman contained herein shall be true and correct in all respects at and as of the date hereof and the Closing Date (except for representations and warranties made as to a specific date, which representations and warranties shall be true and correct at and as of such date); and

(ii)    Roman and the Company shall have entered into the Option Cancellation Agreement; and

(iii)    Roman shall have executed, acknowledged and delivered (if appropriate), or cause to be executed, acknowledged and delivered (if appropriate), as the case may be, to IDT Media: (A) any and all certificates for the Transferred Shares duly endorsed by Roman; and (B) such other instruments of sale, transfer, conveyance, and assignment as IDT Media and its counsel reasonably may request.

(b)    The obligation of Roman to perform his obligations under this Agreement shall be subject to the satisfaction of, or waiver by Roman of, the following conditions precedent on or before the Closing; provided, that the waiver by Roman of any condition set forth in this Section 2.5(b) shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant or of any misrepresentation by IDT Media or IDT, except to the extent expressly so waived:

(i)    the representations and warranties of IDT Media and IDT contained herein shall be true and correct in all respects at and as of the date hereof and the Closing Date (except for representations and warranties made as to a specific date, which representations and warranties shall be true and correct at and as of such date); and

(ii)    IDT shall have executed, acknowledged and delivered (if appropriate), or cause to be executed, acknowledged and delivered (if appropriate), as the case may be, to Roman stock certificates representing the IDT Shares containing a restrictive legend.

ARTICLE III

Representations and Warranties of Roman

Roman hereby represents and warrants to IDT Media and IDT that the statements contained in this ARTICLE III are true, correct and complete.

3.1    Authorization of Transaction.    Roman has full power and authority to execute and deliver this Agreement and each other agreement or instrument to be delivered by it hereunder (the “Roman Related Agreements”), and to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Assuming due and valid authorization, execution and delivery of this Agreement and each Roman Related Agreement by the other parties thereto (if any), this Agreement and the Roman Related Agreements constitute the valid and legally binding obligations of Roman, enforceable against Roman in accordance with their respective terms and conditions, except as such except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.2    Noncontravention.    Neither the execution and the delivery of this Agreement or the Roman Related Agreements, nor the consummation of the transactions contemplated hereby and thereby, will:

(a)    violate any statute, law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Roman is subject; or

(b)    require any notice or consent under, any agreement to which Roman is a party or by which it is bound or to which the Transferred Shares are or may be bound or affected (or result in the imposition of any Encumbrance upon any of the Transferred Shares).

3.3    Governmental Consents.    Roman is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the parties to execute, deliver or consummate the transactions contemplated by this Agreement or the Roman Related Agreements.

3.4    Brokers’ Fees.    Roman has no liability or obligation to pay any fees or commissions whatsoever to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which IDT Media could become liable or obligated.

3.5    Title to Transferred Shares.    Roman is the record and beneficial owner of the Transferred Shares and has good, valid and marketable title to the Transferred Shares, free and clear of all Encumbrances.

3.6    Accredited Investor.    Roman is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act because he is (a) a natural person whose “net worth,” either individually or jointly with his spouse, at the time of his purchase, exceeds $1,000,000; and/or (b) a natural person who had “individual income” in excess of $200,000, or joint income with that his spouse in excess of $300,000, in each of the last two calendar years and reasonably expects to reach the same income level in the current calendar year.

For purposes of this Section 3.6, (x) “net worth” means the excess of total assets at fair market value, including home and personal property, over total liabilities, including all home mortgages and (y) “individual income” means adjusted gross income as reported for federal income tax purposes, less any income attributable to a spouse or to property owned by a spouse, increased by the following amounts (but not including any amounts attributable to a spouse or to property owned by a spouse): (A) the amount of any interest income received which is tax-exempt under Section 103 of the Internal Revenue Code (the “Code”), (B) the amount of losses claimed as a limited partner in a limited partnership (as reported on Schedule E of Form 1040), (C) any deduction claimed for depletion under Section 611 et seq. of the Code, (D) any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income pursuant to the provisions of Section 1202 of the Code and (E) the amount of any alimony, or contributions to IRAs, 401(k) plans or Keogh plans.

3.7    IDT Shares.    Roman is acquiring the IDT Shares for investment purposes for his account only and not for the account of any other person or entity. Roman is not acquiring the IDT Shares with a view to resell, distribute, subdivide or otherwise transfer such IDT Shares to any other person or entity, other than in accordance with the Securities Act and applicable state securities laws. Roman acknowledges that (a) he is able to bear the economic risk related to its ownership of the IDT Shares (b) he has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of such investment in the IDT Shares and (c) had the opportunity to ask questions and receive answers and to obtain such other information Roman desired in order to evaluate the merits and the risks of the offering of IDT Shares and the ownership thereof.

ARTICLE IV

Representations and Warranties of IDT Media

IDT Media hereby represents and warrants to Roman that the statements contained in this ARTICLE IV are correct and complete.

4.1    Organization of IDT Media.    IDT Media is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.2    Authorization of Transaction.    IDT Media has full power and authority to execute and deliver this Agreement and each other agreement or instrument to be delivered by it hereunder (the “IDT Media Related Agreements”), and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and IDT Media Related Agreements and the consummation of the transactions thereby have been duly authorized by all requisite corporate action. This Agreement and each IDT Media Related Agreement has been duly executed and delivered by a duly authorized officer on behalf of IDT Media and, assuming due and valid authorization, execution and delivery of this Agreement and each IDT Media Related Agreement by the other parties thereto, constitute the valid and legally binding obligations of IDT Media, enforceable against IDT Media in accordance with their respective terms and conditions, except as such except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3    Noncontravention.    Neither the execution and the delivery of this Agreement or the IDT Media Related Agreements nor the consummation of the transactions contemplated hereby will violate any (i) law, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which IDT Media is subject or (ii) provision of the certificate of incorporation or bylaws of IDT Media.

4.4    Governmental Consents.    IDT Media is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the parties to execute, deliver or consummate the transactions contemplated by this Agreement or IDT Media Related Agreements.

4.5    Brokers’ Fees.    IDT Media has no liability or obligation to pay any fees or commissions whatsoever to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Roman could become liable or obligated.

4.6    Transferred Shares.    IDT Media is acquiring the Transferred Shares for investment purposes only for its own account and not for the account of any other person or entity. IDT Media is not acquiring the Transferred Shares with a view to resell, distribute, subdivide or otherwise transfer the Transferred Shares to any other person or entity other than in accordance with the Securities Act and applicable state securities laws.

ARTICLE V

Representations and Warranties of IDT

IDT hereby represents and warrants to Roman that the statements contained in this ARTICLE V are correct and complete.

5.1    Organization of IDT.    IDT is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted.

5.2    Authorization of Transaction.    IDT has full power and authority to execute and deliver this Agreement and each other agreement or instrument to be delivered by it hereunder (the “IDT Related Agreements”), and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the IDT Related Agreements and the consummation of the transactions thereby have been duly authorized by all requisite corporate action. This Agreement and each IDT Related Agreement has been duly executed and delivered by a duly authorized officer on behalf of IDT and, assuming due and valid authorization, execution and delivery of this Agreement and each IDT Related Agreement by the other parties thereto, constitute the valid and legally binding obligations of IDT, enforceable against IDT in accordance with their respective terms and conditions, except as such except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3    Noncontravention.    Neither the execution and the delivery of this Agreement or the IDT Related Agreements nor the consummation of the transactions contemplated hereby will violate any (i) law, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which IDT is subject or (ii) provision of the certificate of incorporation or bylaws of IDT.

5.4    Governmental Consents.    IDT is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the parties to execute, deliver or consummate the transactions contemplated by this Agreement or the IDT Related Agreements.

5.5    IDT Shares.    The IDT Shares, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly authorized, validly issued, free and clear of all Encumbrances, fully paid and non-assessable, and, based in part upon the representations of Roman in this Agreement, will be issued in compliance with all U.S. federal and state securities laws. The holder of the IDT Shares will be entitled to vote on matters submitted to the approval of the holders of the Class B Common Stock of IDT as set forth in IDT’s Certificate of Incorporation as in effect from time to time.

ARTICLE VI

Covenants of the Parties

6.1    Restricted Stock.    Roman acknowledges and agrees that, until their registration, the IDT Shares will not be registered under the Securities Act or any state securities laws and therefore may not be resold without registration, or exemption therefrom, under the Securities Act and any applicable state securities laws.

6.2    Further Assurances.    Subject to the terms and conditions of this Agreement, each party hereto will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws to consummate or implement expeditiously the intent of the parties hereto, namely, without limiting the generality of the foregoing, to transfer the Transferred Shares to IDT Media and to transfer the IDT Shares to Roman, in each case, free and clear of any Encumbrances.

ARTICLE VII

Indemnification

7.1    Indemnification in Connection with Registration of the IDT Shares.

(a)    In the event of any registration of any IDT Shares under the Securities Act pursuant to this Agreement, IDT shall indemnify and hold harmless Roman and each other person (including each underwriter) who participated in the offering of such IDT Shares and each other person, if any, who controls Roman or such participating person within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which Roman or any such or participating person or controlling person may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or (ii) any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse

Roman or such director, officer or participating person or controlling person for any legal or any other expenses reasonably incurred by Roman or such director, officer or participating person or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that IDT shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any actual or alleged untrue statement or actual or alleged omission made in such registration statement, preliminary prospectus, prospectus or amendment or supplement in reliance upon and in conformity with written information furnished to IDT by Roman specifically for use therein or so furnished for such purposes by any underwriter. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Roman or such director, officer or participating person or controlling person, and shall survive the transfer of such securities by Roman.

(b)    Roman agrees to indemnify and hold harmless IDT, its directors and officers and each other person, if any, who controls IDT within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several, to which IDT or any such director or officer or any such person may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon information in writing provided to IDT by Roman specifically for use in, and contained in, on the effective date thereof, any registration statement under which securities were registered under the Securities Act pursuant to this Agreement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto. Notwithstanding the provisions of this paragraph (b) or paragraph (c) below, Roman shall not be required to indemnify any Person pursuant to this Section 7.1 or to contribute pursuant to paragraph (c) below in an amount in excess of the amount of the aggregate net proceeds received by Roman in connection with any such registration under the Securities Act.

(c)    If the indemnification provided for in this Section 7.1 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7.1(c) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

7.2    General Indemnification.

(a)    Indemnification by Roman.    Subject to written notice of such claim for indemnification being given to Roman within the appropriate survival period referred to in Section 7.3, to the extent applicable, Roman shall indemnify, defend and hold harmless IDT Media, its affiliates and their respective directors, officers, employees or representatives, from and against any and all claims, costs, expenses, damages, liabilities or losses (including, without limitation, from and against any judgment, settlement, attorneys’ fees and other reasonable out-of-pocket costs or expenses incurred in connection with the defense of any action or threatened action or proceeding) (collectively, “Claims”) to the extent relating to or arising out of any breach of any representation, warranty, covenant or agreement of Roman contained in this Agreement.

(b)    Indemnification by IDT Media.    Subject to written notice of such claim for indemnification being delivered to IDT Media within the appropriate survival period set forth in Section 7.3, to the extent applicable, IDT Media agrees to indemnify, defend and hold Roman harmless from and against any and all Claims to the extent relating to or arising out of any breach of any representation, warranty, covenant or agreement of IDT Media contained in this Agreement.

(c)    Third Party Claims.    Promptly after the receipt by Roman or IDT Media of notice of any claim, action, suit or proceeding by any person or entity who is not a party to this Agreement (collectively, an “Action”) which is subject to indemnification hereunder, such party (the “Indemnified Party”) shall give written notice of such Action to the party from whom indemnification is claimed (the “Indemnifying Party”). The Indemnified Party’s failure to so notify the Indemnifying Party of any such matter shall not release the Indemnifying Party, in whole or in part, from its obligations to indemnify under this Section 7.2, except to the extent the Indemnified Party’s failure to so notify actually prejudices the Indemnifying Party’s ability to defend against such Action. The Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any such Action unless the Indemnifying Party, within a reasonable time after the giving of such notice by the Indemnified Party, shall: (i) admit in writing to the Indemnified Party, the Indemnifying Party’s liability to the Indemnified Party for all or a significant portion of such Action under the terms of this Section 7.2; (ii) notify the Indemnified Party in writing of the Indemnifying Party’s intention to assume the defense thereof; and (iii) retain legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action. The Indemnified Party and the Indemnifying Party shall cooperate with the party assuming the defense, compromise or settlement of any such Action in accordance herewith in any manner that such party reasonably may request. If the Indemnifying Party so assumes the defense of any such Action, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of the Indemnified Party unless (A) the Indemnifying Party has agreed to pay such fees and expenses, (B) any relief other than the payment of money damages is sought against the Indemnified Party or (C) the Indemnified Party shall have been advised by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, and in any such case the fees and expenses of such separate counsel shall be borne by the Indemnifying Party. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such Action for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party. No Indemnifying Party shall, without the written consent of the Indemnified Party, settle or compromise or consent to entry of any judgment with respect to any such Action in which any relief is sought against any Indemnified Party unless such settlement, compromise or consent includes as an unconditional term thereof the giving by the claimant, petitioner or plaintiff, as applicable, to such Indemnified Party of a release from all liability with respect to such Action.

7.3    Survival.    The representations and warranties of Roman, IDT Media and IDT contained in Article III, Article IV and Article V, respectively, shall survive until such date that is one year from the date hereof; provided, that the representations as to title and valid issuance contained in Section 3.5 and Section 5.5, respectively, and the representations as to broker’s fees contained in each of Section 3.4 and Section 4.5 shall survive indefinitely.

ARTICLE VIII

Miscellaneous

8.1    Termination.    This Agreement may be terminated at any time prior to the Closing: (i) by mutual written consent of the parties hereto; and (ii) by either party if the Closing shall have not been consummated on or before October 31, 2003.

8.2    No Third-Party Beneficiaries.    Except as otherwise set forth in Section 7.4 hereof, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

8.3    Entire Agreement.    This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties hereto and supersedes any prior understandings, agreements, or representations by or between the parties hereto, written or oral, to the extent they are related in any way to the subject matter hereof.

8.4    Succession and Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties hereto named herein and their respective successors and permitted assigns. Roman may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of IDT Media. IDT Media may assign its rights and obligations hereunder to an affiliate without the consent of the Roman.

8.5    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

8.6    Headings.    The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7    Notices.    Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, if by hand delivery, upon receipt, if sent by nationally recognized overnight courier service, one day after deposit with such, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

If to Roman:	Mr. Phil Roman 4450 Lakeside Drive, Suite 250 Burbank, CA 91505 Tel: (818) 985-1200 Fax: (818) 985-2668

With a copy to:	Jeffry D. Lewis, Esq. Reish, Luftman & Reicher 11755 Wilshire Blvd., 10th Floor Los Angeles, CA 90025 Fax: (310) 478-5831

If to IDT Media:	IDT Media, Inc. c/o IDT Corporation 520 Broad Street Newark, New Jersey Attn: Morris Berger Fax: (973) 438-1424

With a copy to:	McDermott, Will & Emery
50 Rockefeller Plaza
New York, New York 10020-1605
Attn: Mark S. Selinger, Esq.
Fax: (212) 547-5444

If to IDT:	IDT Corporation
520 Broad Street
Newark, New Jersey
Attn: Stephen Brown
Fax: (973) 438-1424

With a copy to:	McDermott, Will & Emery
50 Rockefeller Plaza
New York, New York 10020-1605
Attn: Mark S. Selinger, Esq.
Fax: (212) 547-5444

If to the Company:	Film Roman, Inc.
12020 Chandler Boulevard, Suite 200
North Hollywood, CA 91607
Attn: Chief Executive Officer
Facsimile: 818-985-2973

With a copy to:	Dixon Q. Dern, Esq.
1901 Avenue of the Stars, Suite 400
Los Angeles, CA 90067
Facsimile: 310-557-2224

With a copy to:	Katten, Muchin, Zavis, Rosenman
2029 Century Park East
Suite 2600
Los Angeles, California 90067
Attn: John J. Molloy, III, Esq.
Facsimile: 310-788-4471

or to such other address or addresses as any party hereto may designate to the other by like notice as hereinabove set forth.

8.8    GOVERNING LAW.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE

APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

8.9    Submission to Jurisdiction.    The parties hereby agree that any action, proceeding or claim against it arising out of, or relating in any way to this Agreement may be brought and enforced in the courts of the State of New York or of the United States of America for the Southern District of New York, and irrevocably submit to such jurisdiction for such purpose. The parties hereby irrevocably waive any objection to such jurisdiction or inconvenient forum. Any such process or summons to be served upon any party hereto (at the option of the party bringing such action, proceeding or claim) may be served by transmitting a copy thereof, by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8.6 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the party so served in any action, proceeding or claim. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

8.10    Amendments and Waivers.    No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by IDT Media, IDT and Roman. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.11    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.12    Expenses.    Except as otherwise provided herein, each of the parties hereto will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

8.13    Construction.    The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

IDT MEDIA, INC.

By:	/S/ STEPHEN R. BROWN
Name: Stephen R. Brown Title: Chairman of the Board

IDT CORPORATION

By:	/S/ STEPHEN R. BROWN
Name: Stephen R. Brown Title: Chief Financial Officer

/S/ PHIL ROMAN
PHIL ROMAN

FILM ROMAN, INC.

By:	/S/ JOHN HYDE
Name: John Hyde Title: Chief Executive Officer

Schedule 1

Options

Option to purchase 25,000 shares of common stock, par value $0.01 per share of the Company, at an exercise price of $0.72 per share, pursuant to that certain option agreement, dated March 26, 2001, between the Company and Roman.